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                                  CONDUCTUS, INC.

                                   EXHIBIT INDEX

 EXHIBIT
 NUMBER
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 99.1      Text of Press Release dated October 1, 1998.

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                                EXHIBIT NUMBER 99.1

Conductus Announces Additional $1.6 Million in Equity Financing; Acceleration of ClearSite Product Development in Response to Market Demand

SUNNYVALE, Calif., Oct. 1 /PRNewswire/ -- Conductus, Inc. (Nasdaq: CDTS), a leading manufacturer of high-performance superconductive wireless systems, announced today that it has received an additional $1.620 million in financing from existing and new investors to support new product development, expand sales and marketing and increase production capacity of their ClearSite(TM) Wireless Products. This second traunche brings the total amount of equity and debt financing to $8.145 million. In September, the Company released details of a first equity traunche in the amount of $5.025 million, $1.0 million in a new lease line, and $0.50 million released from a prior leasing agreement.

The terms of this equity funding are identical to those in the first traunche. In connection with this second traunche, the company has issued 600,142 preferred shares at a fixed conversion price of $2.70 per share, and warrants to purchase 120,025 shares of common stock at $2.70 per share. The preferred shares have a cumulative stock dividend of 6% and are convertible into common stock on a 1-to-1 basis, subject to anti-dilution provisions.

"I am pleased to announce this second round of equity financing," stated Charles Shalvoy, President and CEO of Conductus, Inc. "This additional funding provides us with the resources to accelerate our efforts to meet the requirements in the wireless communications market, in both the commercial as well as government sectors. Our ClearSite(TM) products continue to demonstrate reduced dropped call rates, improved voice quality, enhanced coverage, and increased billable minutes." Shalvoy continued, "This new funding will support the development and market introduction of additional new products for the rapidly growing wireless market."

Conductus, Inc., founded in 1987 and based in Sunnyvale, California, develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide telecommunications market. For many applications, the unique properties of superconductors offer significant performance advantages over products based on conventional copper electronic components. These advantages can provide improved price/performance at the system level because of enhanced sensitivity and efficiency as well as reduced size and weight.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions, or


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strategies regarding the future. Forward-looking statements include statements regarding future sales, product introduction and acceptance, market acceptance and financial stability. The Company's actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements.

Press announcements and other information about Conductus are available on the World Wide Web. Type http://www.conductus.com at the prompt.

SOURCE Conductus, Inc.

CONTACT: Ainslie Mayberry, Chief Financial Officer (interim) of Conductus, Inc., 408-523-9428/